Summary of Terms and Conditions


                                December 9, 2004

This Term Sheet summarizes the terms and conditions of a proposed purchase by SkyePharma plc of shares of Astralis Ltd. ("Astralis") and certain rights held by Mike Ajnsztajn and Gaston Liebhaber. The Term Sheet is for discussion purposes only and, except as specified below, is not legally binding upon any party. Specific provisions that are legally binding upon the parties are explicitly stated within this Term Sheet.

This Term Sheet sets out the main terms on which the parties intend to enter into good faith negotiations to conclude a definitive assignment agreement (the "Assignment Agreement") and a definitive stock purchase agreement (the "Stock Purchase Agreement"). Neither party is obligated to consummate the transactions contemplated by this Term Sheet unless and until a definitive Assignment Agreement and a definitive Stock Purchase Agreement have been mutually agreed and executed by the parties hereto. If an Assignment Agreement and a Stock Purchase Agreement are not entered into by December 21, 2004 the non-binding portions of this Term Sheet shall cease to be the basis for good faith negotiations relating to the subject matter hereof, unless the parties agree otherwise.

Buyer:                  SkyePharma plc ( "Buyer")

Sellers: Mike Ajnsztajn and Gaston Liebhaber (collectively referred to as "Sellers" or individually as a "Seller")

                        As of the date of signature of this Term Sheet, Mike Ajnsztajn owns 8,680,000 of common stock and Gaston Liebhaber owns 2,480,000 common stock of Astralis (with respect to each Seller, the "Astralis Stock").

                        Each Seller hereby confirms that he owns no other common stock, warrants, notes, convertibles or any type of equity or debt instrument in Astralis or any of its affiliates.

Assignment Agreement:   Prior to the completion of the transfer of ownership of
                        the Astralis Stock pursuant to the Stock Purchase
                        Agreement and concurrently with the execution of the Stock Purchase Agreement, each Seller will agree in the Assignment Agreement to transfer immediately after execution of the Assignment Agreement his rights (the
                        "Rights") under the Stockholders Agreement, dated
                        December 10, 2001, as amended on January 20, 2004, between Astralis, Sellers, Buyers and the other parties thereto (the "Stockholders Agreement"), including his rights under Section 2.1 and 2.2 to nominate and designate directors, to Buyer. Upon the appointment pursuant to the Rights of two directors nominated by Buyer to the Board of Directors of Astralis (the
                        "Additional Skye Directors") including the completion of all necessary corporate action to effectuate the appointment of the Additional Skye Directors, Buyer shall be obligated to issue to each Seller the number of SkyePharma ordinary shares ("Shares") equal to 10% of the Share Consideration (as defined below) to which such Seller will be entitled upon closing of the Stock
                        Purchase Agreement. If (i) appointment of the Additional
                        Skye Directors does not become effective and (ii) Buyer does not purchase the Astralis Stock pursuant to the Stock Purchase Agreement, then the Rights will revert to the respective Sellers.

Purchase and Sale:      Buyer intends to purchase and each Seller
                        intends to sell all of its Astralis Stock in a private transaction subject to the terms of the Stock Purchase
                        Agreement. The consideration for such purchase will be in the form of Shares.

Purchase Price:         The number of Shares to be issued as
                        consideration for the Astralis Stock will be the number
                        of shares of Astralis Stock owned by Seller as specified
                        above multiplied by an exchange ratio determined in
                        accordance with the methodology described below (with
                        respect to each Seller, the "Share Consideration").
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                        The exchange ratio will be calculated by taking the
                        average of the daily closing price of Astralis common stock, as quoted on the OTC Bulletin Board and reported on the Yahoo.com internet site, for the 10 business days up to and including December 3, 2004 divided by the average of the daily closing price of SkyePharma plc
                        ADR's, as quoted on the Nasdaq and reported on the Yahoo.com internet site, for the 10 business days up to and including December 3, 2004, multiplied by ten.

Stock Purchase          Concurrently with the execution of the Assignment
Agreement:              Agreement, the parties will enter into a Stock Purchase
                        Agreement whereby each Seller will agree to sell his shares of Astralis Stock to Buyer and Buyer will agree to purchase such shares in exchange for the Share
                        Consideration, subsequent to and conditional upon the valid appointment of the Additional Skye Directors to the Astralis Board pursuant to the Assignment Agreement, which may be waived at Buyer's sole discretion.

Delivery                The Assignment Consideration will be allotted and issued
of the Shares:          to the Sellers within 5 calendar days of the valid
                        appointment of the Additional Skye Directors and the Share Consideration will be allotted and issued to the Sellers within 5 calendar days of the closing date of the Stock Purchase Agreement (the "Closing Date").

Lock-Up: Sellers will agree to a lock-up period for the Shares received pursuant to the Assignment Agreement and the Stock Purchase Agreement for the following duration:

                            o        With respect to 100% of the Shares
                                     received, for a period of three months
                                     after the Closing Date.

                            o With respect to 80% of the Shares received, for a period of six months after the Closing Date.

                            o With respect to 60% of the Shares received, for a period of 9 months after the Closing Date.

                            o With respect to 50% of the Shares received, for a period of 12 months after the Closing Date.

                        During such period Sellers shall not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Shares or any options or warrants to purchase any ordinary shares of Buyer, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares of Buyer, except with the prior written consent of Buyer. Provided that Seller establishes to Buyer's satisfaction, with detailed supporting documentation, that (i) U.S. federal or state income tax in connection with Seller's sale of Astralis Stock will become due and payable within 30 days and
                        (ii) the aggregate sales price of (x) any Shares that Seller has sold and (y) any Shares which Seller is permitted to sell in compliance with the staggered release terms of the lock-up prior to the date the tax liability becomes due and payable (measured at the current trading price of the Shares) is less than such tax liability, then Buyer will consent to the sale during the lock-up period of such number of additional Shares which would be sufficient to cover the shortfall.

                        All sales whether inside or outside the lock-up period must be made consistent with applicable securities laws. Following the 12-month lock-up period, each Seller will agree not to sell or transfer more than 20% of the Shares in any three month period. Each Seller will agree to work with Buyer to ensure an orderly distribution of the Shares on the London Stock Exchange through a single broker nominated by Buyer. Buyer will consider replacing the broker with a new broker if in its view having taken into consideration the views of the Sellers, the brokers' performance is not satisfactory.

Restrictions on         The Shares will not be registered under the U.S.
Transfer:               Securities Act of 1933 (the "Securities Act") and will
                        be issued to Sellers in a private transaction that is exempt from the registration requirements of the Securities Act. Accordingly, the Shares will be
                        "restricted securities" and, after the expiration of the lock-up period and subject to the other restrictions contained under the heading Lock-Up above, the Sellers shall not, prior to two years after the issue of the Shares, be able to offer, sell or deliver any Shares unless:

                            o (i) the Shares are sold outside the United States in a transaction complying with Regulation S, including through the facilities of the London Stock Exchange provided that neither such Seller nor anyone acting on his behalf knows that the transaction has been prearranged with a buyer in the United States; or

                            o (ii) the Shares are sold in a transaction that does not require registration under the Securities Act or any applicable laws and regulations of the states of the United States governing the offer and sale of securities, and prior to the offer, sale or delivery, Seller has furnished to Buyer an opinion of counsel satisfactory to Buyer to such effect (unless delivery of such opinion is waived by Buyer).

                            The Shares shall be legended and Sellers shall make such other agreements as are customary in a private placement transaction.

Representations and     Each party will give representations and warranties with
Warranties:             respect to due organization and power and due
                        authorization, execution and delivery of the Assignment
                        Agreement and the Stock Purchase Agreement. Buyer will give representations and warranties with respect to valid issuance of the Shares. Each Seller will give representations and warranties with respect to share ownership, transfer of good and marketable title of the Astralis Stock and no conflicts with agreements, laws or governing documents of Astralis and will give other customary representations and warranties for a private placement transaction.

Exclusivity:            Each Seller agrees with Buyer that from the date of this
                        Term Sheet until January 31, 2005, it will not accept, solicit, entertain or consider any offer relating to the Astralis Stock or effect any transactions in any other common stock or any other securities of Astralis
                        (whether debt or equity) or negotiate or enter into any discussions or arrangements or provide any confidential information relating to the same.

Expenses:               Each party shall be responsible for the payment of all
                        expenses which it incurs in connection with this transaction.

Governing Law           The Term Sheet shall be governed by the law of the State
and Consent             of New York. Each of Buyer and each Seller agree to be
to Jurisdiction:        subject to the non-exclusive jurisdiction of the State
                        of New York.

Binding Provisions: Each of Buyer and each Seller agree that the provisions within this Term Sheet with the following titles are legally binding: Exclusivity, Expenses and Governing Law and Consent to Jurisdiction. Such obligations are intended to be legally binding, and each party hereto agrees that the other parties are relying upon such agreements as an inducement to enter into this Term Sheet.

                                                         Date: December 9, 2004


/s/ Mike Ajnsztajn


/s/ Gaston Liebhaber


SkyePharma plc


By: /s/ Donald Nicholson
     Name: Donald Nicholson
     Title: Finance Director